Exhibit 10.3

TWO HARBORS INVESTMENT CORP.
2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into by and between Two Harbors Investment Corp., a Maryland corporation (the “Company”), and William Greenberg (the “Grantee”), as of the 18th day of December, 2025 (the “Grant Date”).

WHEREAS, the Company maintains the Two Harbors Investment Corp. 2021 Equity Incentive Plan (the “Plan”);

WHEREAS, the Grantee is an employee of the Company;

WHEREAS, in accordance with the Plan, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock to the Grantee, subject to the terms and conditions set forth below; and

WHEREAS, any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Grant of Restricted Stock.

(a)	Pursuant to Section 4(c) of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of [_____] Shares of Restricted Stock (the “Restricted Stock”). The Plan is incorporated herein by reference as though set forth herein in its entirety. To the extent such terms or conditions conflict with any provision of the Plan, the terms and conditions set forth in the Plan shall govern.

(b)	The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.

2.	Vesting, Restrictions and Conditions.

The Restricted Stock awarded pursuant to this Agreement and the Plan shall be subject to the following restrictions and conditions:

(a)	Vesting Schedule.

(i)            If Grantee files a valid election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”) within 30 days of the Grant Date, a portion of the Restricted Stock shall immediately vest in an amount equal to the number of Shares necessary to satisfy the Share withholding requirement under Section 5 of this Agreement (the “Tax Withholding Vested Shares”). If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of the executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service.

(ii)           Except as otherwise stated herein, provided that the Grantee is continuously employed by the Company or any of its subsidiaries (or any of their successors) through the applicable vesting date, the Restricted Stock, reduced by any Shares of Restricted Stock that become Tax Withholding Vested Shares, will vest in three substantially equal installments, rounded to the nearest whole Share, on each of the first, second, and third anniversaries of the Grant Date (each a “Vesting Date”) (the period during which restrictions apply with respect to Restricted Stock, the “Vesting Period”). The Vesting Period shall only lapse as to whole Shares of Restricted Stock (no partial Shares shall be vested).

Once vested, the restrictions applicable to the Shares of Restricted Stock will lapse, and such Shares will become non-forfeitable and transferable subject to the terms of the Plan and this Agreement.

(b)	Termination of Service. Subject to subsection (e) below, if during the Vesting Period the Grantee has a Termination of Service, the following shall apply:

(i)            if the Termination of Service is by the Company for Cause or by the Grantee for any reason (other than his or her death, Disability, Retirement on or after January 7, 2026, or Good Reason, as defined below), then all Shares of Restricted Stock that have not vested as of the date of such Termination of Service shall thereupon, and with no further action, be forfeited without consideration by the Grantee and Grantee shall have no further rights or entitlement with respect to such Shares of Restricted Stock;

(ii)           if the Termination of Service is by the Company for any reason (other than for Cause) or by the Grantee for Good Reason, then all Shares of Restricted Stock that have not yet vested will fully vest as of the close of business on the date of such Termination of Service.

(c)	Death or Disability. If during the Vesting Period the Grantee has a Termination of Service on account of the Grantee’s death or Disability, then all Shares of Restricted Stock that have not vested will fully vest as of the date of such death or Disability.

(d)	Retirement. If during the Vesting Period and on or after January 7, 2026, the Grantee has a Termination of Service on account of the Grantee’s Retirement, the Grantee’s Shares of Restricted Stock will continue to vest in accordance with Section 2(a) as if the Grantee remained in service with the Company until the end of the Vesting Period.

(e)	Change of Control. If there occurs during the Vesting Period a Change of Control, then the following shall apply to this Grant of Restricted Stock:

(i)            if the Resulting Entity has assumed this Grant of Restricted Stock or has provided the Grantee with a Replacement Award (as defined below) and, during the 24-month period following the Change of Control the Grantee experiences a Termination of Service without Cause by the Resulting Entity (as defined below) or by the Grantee for Good Reason, then all Shares of Restricted Stock that have not vested will fully vest on the date of such Termination of Service without Cause or for Good Reason;

(ii)           if the Resulting Entity has not assumed this Grant of Restricted Stock or has not provided the Grantee with a Replacement Award, then all Shares of Restricted Stock that have not vested will fully vest immediately prior to the Change of Control;

(iii)          for purposes of this Agreement, the “Resulting Entity” in the event of a Change of Control shall mean (A) the Company, in the event of a Change of Control as defined in Section 15(j)(i), (ii), or (iii)(C) of the Plan; (B) the entity (which may or may not be the Company) that is the continuing entity in the event of a merger or consolidation, in the event of a Change of Control as defined in Section 15(j)(iii)(A) of the Plan; or (C) the acquirer of the Company’s assets, in the event of a Change of Control as defined in Section 15(j)(iii)(B) of the Plan;

(iv)          for purposes of this Agreement, “Replacement Award” shall mean an award (A) of the same type (e.g., time-based restricted stock) covered by this Agreement, (B) that has a value at least equal to the value of the Shares of Restricted Stock, (C) that relates to publicly traded equity securities of the Company or the Resulting Entity, (D) the tax consequences of which to the Grantee under the Code are not less favorable to the Grantee than the tax consequences of the Restricted Stock, and (E) the other terms and conditions of which are not less favorable to the Grantee than the terms and conditions under this Agreement. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Restricted Stock covered by this Agreement if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 2(e)(iv) are satisfied will be made by the Committee, as constituted immediately prior to the Change of Control, in its sole discretion.

(f)	Good Reason. For purposes of this Agreement, “Good Reason” shall mean “good reason” (or a similar term) as defined in a Grantee’s employment agreement or, if no employment agreement exists or if such agreement does not define “good reason” (or a similar term), the occurrence of any of the following events without the Grantee’s written consent:

(i)            material diminution or reduction of the Grantee’s authority, duties or responsibilities, subject to the following conditions:

(A)	such material diminution or reduction is not the result of the Grantee’s unsatisfactory performance as determined in the sole discretion of the Company, Board, or Committee; and

(B)	neither a Grantee’s change of title, nor a change in the person or entity to whom a Grantee reports, shall constitute a material diminution or reduction of the Grantee’s authority, duties or responsibilities;

(ii)           the Company’s relocation of the Grantee’s principal work location to a location that is more than 50 miles from the Grantee’s then current principal work location;

(iii)          material reduction of the Grantee’s base salary or the Grantee’s target incentive compensation opportunity, exclusive of any across the board reduction similarly affecting all or substantially all similarly-situated employees; or

(iv)          material breach by the Company of any written employment agreement between the Grantee and the Company.

(v)           Notwithstanding the foregoing, no Termination of Service by the Grantee shall constitute Good Reason unless:

(A)	the Grantee has given written notice of the proposed termination due to Good Reason to the Company, and provides the Company with reasonable details of the circumstances giving rise to the Good Reason event, not later than 90 days following the initial occurrence of such event;

(B)	the Company fails to cure the Good Reason event within 30 days of receiving written notice from the Grantee; and

(C)	the Grantee terminates his or her employment within 30 days after the conclusion of the cure period.

3.	Dividends, Voting and Other Rights.

(a)	Dividends and Voting. The Grantee shall have all of the rights of a shareholder with respect to the Shares of Restricted Stock, including the right to vote the Shares of Restricted Stock and receive any cash dividends that may be paid thereon; provided, however, that any dividends with respect to such unvested Shares of Restricted Stock will be paid in a single cash lump sum payment on or before the last day of the calendar quarter in which the dividend payment date occurs. Until the dividend is paid to the Grantee, it shall be subject to the same terms and conditions relating to forfeiture that are applicable to the Restricted Stock related to such dividend. In the event that Shares of Restricted Stock are forfeited as provided in this Agreement, then the related dividends which have not yet been paid shall also be forfeited.

(b)	No Right to Transfer. Subject to the provisions of the Plan and this Agreement, during the Vesting Period, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, alienate, encumber or assign the Shares of Restricted Stock or underlying Shares of Common Stock, and no other party shall have the right to attach, garnish or otherwise claim an ownership interest in such Restricted Stock or underlying Shares of Common Stock; any such attempt in contravention of this Section 3(b) shall be void and of no effect.

4.	Securities Law Compliance.

(a)	The Grantee agrees that the Company may impose such restrictions on the Restricted Stock as are deemed advisable by the Company, including without limitations, restrictions relating to listing or trading requirements. The Grantee further agrees that book entry or certificates representing the Restricted Stock may bear legends and statements as the Company shall deem appropriate or advisable to assure, among other things, compliance with applicable securities laws, rules and regulations.

(b)	To the extent that the Grantee does not vest in any Shares of Restricted Stock awarded pursuant to this Agreement, all interest in such Shares of Restricted Stock shall be forfeited, and the Grantee shall have no right or interest in any Shares of Restricted Stock that are forfeited.

5.	Tax Liability and Withholding.

(a)	To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts (“Tax-Related Items”) in connection with the grant or delivery to the Grantee of Shares or any other payment or vesting event with respect to the Restricted Stock, the Grantee and the Committee hereby agree that such obligation, in whole, will be satisfied by the Company withholding a portion of the Shares otherwise to be delivered with a fair market value equal to the amount of such obligation; provided, however, that any such obligation in connection with a cash dividend payment to the Grantee pursuant to Section 3 of this Agreement will be satisfied, in whole, by the Company withholding a portion of such cash otherwise to be delivered with a value equal to the amount of such obligation. Additionally, the Company shall have the right to withhold from any payment of any kind otherwise due to the Grantee from the Company, any federal, state, local or foreign taxes or other amounts of any kind required by law to be withheld with respect to the award or vesting of the Restricted Stock so long as such withholding does not result in any adverse tax consequences under Section 409A of the Code.

(b)	Notwithstanding any action the Company takes with respect to any Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, or vesting of the Restricted Stock or the subsequent issuance or sale of any Shares of Common Stock; and (ii) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

6.	Miscellaneous.

(a)	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.

(b)	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)	Amendments. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)	Severability. The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of the Agreement and the Plan shall be severable and enforceable to the extent permitted by law.

(e)	Interpretation and Administration. The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change of Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change of Control and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Committee, except as provided above, shall be final and binding upon all persons.

(f)	Notices. All notices hereunder shall be in writing and, if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission, or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 6(f). Notices may also be given electronically pursuant to such rules and procedures as the Committee may adopt for electronic notice.

(g)	No Waiver. The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)	No Right of Employment. Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s employment or other service at any time.

(i)	Clawback. The Restricted Stock (or Shares of Common Stock issued upon the vesting thereof) are subject to the clawback and forfeiture provisions of Section 24 of the Plan and any clawback or forfeiture policy that may be adopted by the Board or the Committee as may be amended from time to time (“Compensation Recovery Policy”). The Company hereby incorporates into this Agreement the terms of the Compensation Recovery Policy, and the Grantee agrees to be bound by such policy.

(j)	Entire Agreement; Counterparts. This Agreement, subject to the terms and conditions of the Plan, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. The Agreement may be executed in counterparts, each of which shall be deemed and original but all of which together will constitute one and the same instrument. Counterpart signature pages transmitted by facsimile transmission, electronic mail or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.

(k)	Acceptance. The Grantee hereby acknowledged receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof and accepts the Shares of Restricted Stock subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares of Restricted Stock, the receipt of any dividend or distribution, or the subsequent disposition of the Shares of Common Stock and that the Grantee has been advised to consult a tax advisor prior to such vesting or disposition.

(l)	Section 409A. If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code with respect to amounts owed under this Agreement, provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Grantee) that does not cause such an accelerated or additional tax. It is intended that all provisions of this Agreement are intended to be exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Award Agreement as of the day and year first above written.

TWO HARBORS INVESTMENT CORP.

By:
Name: Rebecca B. Sandberg
Title: Chief Legal Officer

Grantee: William Greenberg